Exhibit 99.1

Apollo Investment Corporation

Announces June 30, 2010 Quarterly Financial Results

and Quarterly Dividend of $0.28 Per Share

NEW YORK— August 4, 2010—Apollo Investment Corporation (NASDAQ-GS: AINV) or “Apollo Investment”, the “Company” or “we” today announces financial results for its fiscal quarter ended June 30, 2010. Additionally, the Company announces that its Board of Directors has declared its second fiscal quarter 2011 dividend of $0.28 per share, payable on October 1, 2010 to stockholders of record as of September 16, 2010. The dividend will be paid from earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2010:

Total Assets: $3.1 billion

Investment Portfolio: $2.8 billion

Net Assets: $1.8 billion

Net Asset Value per share: $9.51

Portfolio Activity for the Quarter Ended June 30, 2010:

Investments made during the quarter: $221 million

Number of new portfolio companies invested: 3

Investments sold or prepaid during the quarter: $114 million

Number of portfolio company exits: 2

Operating Results for the Quarter Ended June 30, 2010 (in thousands, except per share amounts):

Net investment income: $40,827

Net realized and unrealized gains (losses): ($125,137)

Net increase (decrease) in net assets from operations: ($84,310)

Net investment income per share: $0.22

Net realized and unrealized gains (losses) per share: ($0.63)

Conference Call/Webcast at 11:00 a.m. ET on August 5, 2010

The Company will host a conference call at 11:00 a.m. (Eastern Time) on Thursday, August 5, 2010 to present first quarter results. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call, international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation when prompted. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available through August 19, 2010 by calling (800) 642-1687, international callers please dial (706) 645-9291, reference pin # 87194117. The audio webcast will be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended June 30, 2010, we invested $221 million across 3 new and 8 existing portfolio companies, through a mix of primary and opportunistic secondary market purchases. This compares to investing

$61 million in 4 existing portfolio companies for the three months ended June 30, 2009. Investments sold or prepaid during the three months ended June 30, 2010 totaled $114 million versus $70 million for the three months ended June 30, 2009.

At June 30, 2010, our net portfolio consisted of 68 portfolio companies and was invested 32% in senior secured loans, 57% in subordinated debt, 1% in preferred equity and 10% in common equity and warrants measured at fair value versus 72 portfolio companies invested 26% in senior secured loans, 58% in subordinated debt, 3% in preferred equity and 13% in common equity and warrants at June 30, 2009.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio as of June 30, 2010 at our current cost basis were 8.8%, 13.3%, and 11.7%, respectively. At June 30, 2009, the yields were 7.9%, 13.4%, and 11.8%, respectively.

Since the initial public offering of Apollo Investment in April 2004 and through June 30, 2010, invested capital totaled $6.5 billion in 131 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 85 different financial sponsors.

RESULTS OF OPERATIONS

Results comparisons are for the three months ended June 30, 2010 and June 30, 2009.

Investment Income

For the three months ended June 30, 2010 and June 30, 2009, gross investment income totaled $78.2 million and $82.6 million, respectively. The decrease in gross investment income from the June 2009 quarter to the June 2010 quarter was primarily due to the reduction in the size of the income-producing portfolio as compared to the previous June quarter.

Expenses

Expenses totaled $37.4 million and $33.2 million, respectively, for the three months ended June 30, 2010 and June 30, 2009, of which $24.8 million and $25.1 million, respectively, were base management fees and performance-based incentive fees and $9.9 million and $5.1 million, respectively, were interest and other credit facility expenses. Of these expenses, general and administrative expenses totaled $2.8 million and $3.1 million, respectively, for the three months ended June 30, 2010 and 2009. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in expenses from the June 2009 to the June 2010 quarter was primarily related to the increase in interest and other credit facility expenses due to the December 2009 amendment to our revolving credit facility.

Net Investment Income

The Company’s net investment income totaled $40.8 million and $49.3 million, or $0.22, and $0.35, on a per average share basis, respectively, for the three months ended June 30, 2010 and June 30, 2009.

Net Realized Gains (Losses)

The Company had investment sales and prepayments totaling $114 million and $70 million, respectively, for the three months ended June 30, 2010 and June 30, 2009. Net realized gains for the three months ended June 30, 2010 were $3.9 million. For the June 2009 quarter, net losses totaled $98.2 million. Net realized gains for the June 2010 quarter were primarily derived from foreign currencies. Net realized losses for the June 2009 quarter were primarily derived from selective exits of underperforming investments.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three months ended June 30, 2010, net change in unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $129.0 million. For the three months ended June 30, 2009, net change in unrealized appreciation totaled $133.4 million. Net unrealized depreciation for the three months ended June 2010 was primarily due to net changes in specific portfolio company fundamentals and slightly weaker capital market conditions. For the three months ended June 2009, an increase in unrealized appreciation was recognized from higher fair value determinations on many of our investments. These higher fair values were driven primarily from improving conditions in the capital markets.

Net Increase (Decrease) in Net Assets From Operations

For the three months ended June 30, 2010, the Company had a net decrease in net assets resulting from operations of $84.3 million. For the three months ended June 30, 2009, the Company had a net increase in net assets resulting from operations of $84.5 million. For the three months ended June 30, 2010, loss per average share was $0.45. For the three months ended June 30, 2009, earnings per average share were $0.59.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, our senior secured, multi-currency $1.56 billion revolving credit facility, investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments. At June 30, 2010, the Company had $993 million in borrowings outstanding and $566 million of unused capacity on its revolving credit facility. In the future, the Company may raise additional equity or debt capital off its shelf registration, among other considerations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes. On May 3, 2010, the Company closed on its most recent follow-on public equity offering of 17.25 million shares of common stock at $12.40 per share raising approximately $204 million in net proceeds.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	June 30, 2010 (unaudited)	March 31, 2010
Assets
Non-controlled/non-affiliated investments, at value (cost—$2,913,402 and $2,782,880, respectively)	$2,677,725	$2,677,893
Non-controlled/affiliated investments, at value (cost—$102,648 and $102,135, respectively)	96,764	83,136
Controlled investments, at value (cost—$359,290 and $357,590, respectively)	73,807	92,551
Cash equivalents, at value (cost—$199,929 and $449,852, respectively)	199,923	449,828
Cash	15,340	7,040
Foreign currency (cost—$3,742 and $30,705, respectively)	3,685	30,717
Receivable for investments sold	1,935	49,643
Interest receivable	44,041	43,139
Dividends receivable	11	5,700
Miscellaneous income receivable	—	788
Receivable from investment adviser	—	611
Prepaid expenses and other assets	21,792	24,070

Total assets	$3,135,023	$3,465,116

Liabilities
Credit facility payable	$993,034	$1,060,616
Payable for investments and cash equivalents purchased	213,551	549,009
Dividends payable	54,276	49,340
Management and performance-based incentive fees payable	24,761	26,363
Interest payable	2,436	2,132
Accrued administrative expenses	2,094	1,722
Other liabilities and accrued expenses	1,969	3,128

Total liabilities	$1,292,121	$1,692,310

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 193,845 and 176,214 issued and outstanding, respectively	$194	$176
Paid-in capital in excess of par	2,854,352	2,645,687
Undistributed net investment income	91,428	104,878
Accumulated net realized loss	(579,403)	(583,270)
Net unrealized depreciation	(523,669)	(394,665)

Total net assets	$1,842,902	$1,772,806

Total liabilities and net assets	$3,135,023	$3,465,116

Net Asset Value Per Share	$9.51	$10.06

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	June 30, 2010	June 30, 2009
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$72,505	$75,297
Dividends	920	3,236
Other income	1,669	1,269
From non-controlled/affiliated investments:
Interest	3,154	—
From controlled investments:
Dividends	—	2,759

Total Investment Income	78,248	82,561

EXPENSES:
Management fees	$14,554	$12,722
Performance-based incentive fees	10,207	12,332
Interest and other credit facility expenses	9,894	5,068
Administrative services expense	1,396	1,309
Other general and administrative expenses	1,370	1,800

Total expenses	37,421	33,231

Net investment income	$40,827	$49,330

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$780	$(98,078)
Foreign currencies	3,087	(157)

Net realized gain (loss)	3,867	(98,235)

Net change in unrealized gain (loss):
Investments and cash equivalents	(137,959)	151,835
Foreign currencies	8,955	(18,455)

Net change in unrealized gain (loss)	(129,004)	133,380

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(125,137)	35,145

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(84,310)	$84,475

EARNINGS (LOSS) PER SHARE	$(0.45)	$0.59

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488